Exhibit 10.15
XStream Systems, Inc.
CONSULTING AGREEMENT
     This CONSULTING AGREEMENT (this “Agreement) is made, entered into and effective as of the 3rd day of November, 2005 by and between XStream Systems, Inc., a Delaware corporation (“XStream”), and William E. Mayo (“Consultant”).
RECITAL:
     The Board of Directors of XStream (the “Board”) believes it is in XStream’s best interest to engage the services of Consultant as Chairman of XStream’s Scientific Advisory Board, and Consultant accepts such engagement, pursuant to the terms and conditions of this Agreement.
     Consultant is a full time employee of Rutgers, The State University of New Jersey (“Rutgers”) and is bound by the policies of Rutgers. NOW, THEREFORE, in consideration of the foregoing recital and the covenants, agreements, representations, warranties, terms and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, XStream and Consultant, intending to be legally bound, hereby agree as follows:
     1. Services. XStream hereby hires Consultant for services as Chairman of the Scientific Advisory Board of XStream, and Consultant hereby accepts, all upon the terms and conditions contained in this Agreement.
          A. Consultant’s Representation. Consultant represents, warrants and covenants to XStream that Consultant is not bound, nor will Consultant become bound, by any covenant, contract, agreement or other obligation that may or does prevent Consultant in any manner from (i) performing Consultant’s duties as Chairman of XStream’s Scientific Advisory Board, and/or (ii) fulfilling Consultant’s obligations pursuant to this Agreement.
     2. Service Period. Unless sooner terminated pursuant to the terms and conditions of this Agreement, the term of this Agreement shall commence on the date first above written, and expire twenty-four (24) months from such date.
     3. Compensation.
          A. Base Fee. Consultant shall be entitled to receive a fee during the term of this Agreement of:
•	At a rate of $48.00 (Forty Eight Dollars) per hour for a maximum of $100,000 (One Hundred Thousand Dollars) per year payable in accordance with the normal consultant policies of XStream.

•	The Base Fee shall not be subject to any appropriate withholding taxes.

•	The Consultant will be responsible for appropriate handling of all Taxes.
               (i) Increases to Base Fee. The Board shall review the Base Fee on
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not less than an annual basis. The Board, in its sole and absolute discretion, may elect to increase the Base Fee at any time, but shall not ever decrease the Base Fee below its then-current amount. Any increase in the Base Fee shall constitute an amendment to this Agreement solely as to the amount of the Base Fee, without waiver or modification of any other terms or conditions of this Agreement.
          B. Stock Options. Subject to XStream’s Stock Option Plan and attendant forms of Stock Option Agreements, Consultant shall be granted:
•	Twenty-Five Thousand (25,000) non-qualified stock options (“Stock Options”) at a strike price of Ten (.10) Cents for the purchase of shares of common stock in XStream.

•	Five Thousand (5,000) of these shares will be immediately vested upon the signing of this contract.

•	The remaining Twenty Thousand (20,000) shares will vest over four years, starting from December 27, 2004.

•	One quarter of these remaining shares (5,000 shares) will be vested as of December 27, 2005.

•	Thereafter, Four Hundred Sixteen and two thirds (416 2/3) shares will vest each month.
     4. Business Expenses and Reimbursements. Consultant shall be entitled to reimbursement by XStream for ordinary and necessary business expenses incurred by Consultant in the performance of Consultant’s duties (collectively, “Business Expenses”), which such Business Expenses shall be approved by XStream in its sole and absolute discretion, and further provided that:
          A. Each such Business Expense is of a nature qualifying it as a deductible expense on the Federal Income Tax Return for XStream as a business expense, and not as deductible compensation to Consultant; and
          B. Consultant furnishes XStream with adequate records and other documentary evidence required by applicable statues, regulations and XStream’s policies for the substantiation of such Business Expenses as a deductible business expense of XStream, and not as deductible compensation to Consultant.
     5. “Key Person” Insurance. XStream shall have the right to obtain on the life of Consultant, pay all premium amounts related to, and maintain, “key person” insurance naming XStream as beneficiary. Selection of such insurance policy shall be in the sole and absolute discretion of the Board. Consultant shall cooperate fully with XStream, the Board, and the insurer in applying for, obtaining and maintaining such life insurance, by executing and delivering such further and other documents as XStream, the Board and/or the insurer may request from time to time, and doing all matters and things which may be convenient or necessary to obtaining such insurance, including, without limitation, submitting to any physical examinations and providing any medical information required by the insurer.
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     6. Duties. Consultant shall utilize Consultant’s best efforts to do all of the following:
          A. Performance Requirements. Consultant shall perform all duties in connection with Consultant’s position as Chairman of the Scientific Advisory Board of XStream, or as otherwise designated by the Board, including, without limitation, participation in the general overall management of XStream, and other such duties that as from time to time may be delegated or assigned to Consultant by the Board;
          B. Direction and Control of the Board. Consultant shall at all times report to, and Consultant’s activities shall at all times be subject to the direction and control of, the Board;
          C. Adherence to Policies and Rules. Consultant shall abide by all by-laws, policies, rules and regulations as may be established from time to time by XStream, the shareholders of XStream and/or the Board; and
          D. Devotion of Professional Efforts. Consultant shall devote a maximum of Twenty (20%) Percent of Consultant’s business and professional time, efforts, energy and skills to the performance of Consultant’s duties pursuant to this Agreement.
               (i) Exceptions. Notwithstanding Section 6(D), Consultant may: (a) invest Consultant’s personal assets in businesses in which Consultant’s participation is solely that of a passive investor, provided, however the form or manner of such investment shall not require services on the part of Consultant that conflict with Consultant’s duties pursuant to this Agreement; and (b) Consultant shall be permitted to serve other public or private organizations, including without limitation, on the board of directors of such organizations, so long as such service does not compromise Consultant’s devotion of time and efforts to XStream, and does not present a conflict of interest with regard to XStream.
     7. Termination of Consultant’s Services with XStream.
          A. Termination by Consultant Without “Good Reason”. Consultant, upon at least sixty (60) days prior written notice to XStream, shall have the right to terminate Consultant’s services with XStream at any time, for any reason or for no reason. Upon such termination by Consultant, XStream shall pay Consultant all Base Fee, Stock Options and Business Expenses, which are due and accrued through the effective date of termination. All such amounts shall be payable to Consultant within ten (10) days of the effective date of termination of Consultant’s services with XStream.
          B. Termination by Consultant for “Good Reason”. Consultant, effective immediately upon written notice to XStream, shall have the right to terminate Consultant’s services with XStream at any time, for any one of the following reasons (collectively “Good Reason”):
               (i) XStream’s violation or breach of any material provision of this Agreement, including, without limitation, Consultant being required to report to, or otherwise being subject to the direction and control of any other officer(s) and/or authority(ies) other than the Board;
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               (ii) Material changes to Consultant’s title, working conditions or duties such that Consultant’s power, duties or working conditions are diminished, reduced or otherwise changed to include powers, duties or working conditions which are inconsistent with Consultant’s title and duties as set forth in this Agreement;
               (iii) Relocation of Consultant’s services location outside of the State of New Jersey;
               (iv) XStream’s failure to obtain in writing assumption of its right and obligations pursuant to this Agreement within fifteen (15) days of a Change in Control (as defined in Section 7(G) below); and/or
               (vi) The deterioration of Consultant’s relationship with the Board and/or XStream’s officers, as determined by Consultant in Consultant’s sole discretion, so as to make the performance of Consultant’s duties as set forth in this Agreement impossible or impracticable.
Following written notification by Consultant setting forth the specific nature of such Good Reason and XStream’s failure to cure to the satisfaction of Consultant within fifteen (15) days (or longer in the event that such request cannot be reasonably responded to within a shorter period of time and further provided that XStream has exercised good faith and due diligence in curing) of such notification.
Upon such termination by Consultant for Good Reason, XStream shall pay Consultant all Base Fee, Stock Options and Business Expenses, which are due, have accrued, or will otherwise become due or accrue through the end of the term of this Agreement (as if Consultant’s services with XStream was not prematurely terminated). All such amounts shall be payable to Consultant within ten (10) days of the effective date of termination of Consultant’s services with XStream.
     C. Termination Upon Consultant’s Death. In the event of the death of Consultant during the term of this Agreement, Consultant’s services with XStream shall terminate effective as of the date of Consultant’s death. XStream will pay Consultant’s estate all Base Fee, Stock Options, and Business Expenses, which are due and accrued through the date of Consultant’s death. All such amounts shall be payable to Consultant’s estate within ten (10) days of Consultant’s death.
     D. Termination by XStream Without “Cause”. XStream, upon at least sixty (60) days’ prior written notice to Consultant, shall have the right to terminate Consultant’s services with XStream at any time, for any reason or for no reason. Upon such termination by XStream, XStream shall pay Consultant all Base Fee, Stock Options, and Business Expenses, which are due, have accrued, or will otherwise become due or accrue through the end of the term of this Agreement (as if Consultant’s services with XStream was not prematurely terminated). All such amounts shall be payable to Consultant within ten (10) days of the effective date of termination of Consultant’s services with XStream.
     E. Termination by XStream for Cause. XStream, effective immediately upon written notice to Consultant, shall have the right to terminate Consultant’s services with XStream at any time, for Cause (as defined below). Upon such termination by XStream,
XStream shall pay Consultant all Base Fee, Stock Options, and Business Expenses, which are
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due and accrued through the effective date of termination of Consultant’s services with XStream. All such amounts shall be payable to Consultant within ten (10) days of the effective date of termination of Consultant’s services with XStream.
               (i) Cause. For purposes of this Agreement, “Cause” shall mean Consultant’s (a) conviction of a felony or of any crime involving moral turpitude, and/or (b) being found guilty or otherwise pleading guilty to willful gross neglect or willful gross misconduct in performing Consultant’s duties pursuant to this Agreement.
          F. Termination Upon Change of Control. In the event of Consultant’s termination of services with XStream upon, due to, or as a direct or indirect result of a Change of Control (as defined below), provided that Consultant complies with Sections 7(H), 8, 9 and 11, Consultant shall receive the following:
               (i) Severance. Consultant shall receive all Base Fee, Stock Options and Business Expenses, which are due, have accrued, or will otherwise become due or accrue through the end of the term of this Agreement (as if Consultant’s services with XStream was not prematurely terminated). All such amounts shall be payable to Consultant within ten (10) days of the effective date of termination of Consultant’s services with XStream; and
               (ii) Acceleration of Stock Options. Immediately prior to the effective date of the Change of Control, one hundred (100%) percent of all outstanding Stock Options granted by XStream to Consultant together with any options issued in a tender offer in exchange for such outstanding Stock Options shall fully vest and shall be exercisable by Consultant for a period of one (1) year following the effective date of the termination of Consultant’s services with XStream.
          G. Definition of “Change of Control”. For purposes of this Agreement, “Change of Control” means when:
               (i) Any “person” (as defined by the Securities Exchange Act of 1934), other than a trustee or other fiduciary holding securities of XStream under an employee benefit plan of XStream, becomes the “beneficial owner” (as defined by Rule 13(d)(3) promulgated under the Securities Exchange Act of 1934), directly or indirectly, of securities of XStream representing fifty (50%) percent or more of (a) the outstanding shares of common stock of XStream or (b) the combined voting power of XStream’s then-outstanding securities.
               (ii) XStream is a party to a merger or consolidation, or series of related transactions, which results in the then outstanding voting securities immediately prior thereto to fail to continue to represent at least fifty (50%) percent of the combined voting power of XStream’s voting securities or such surviving or other entity outstanding immediately after such merger or consolidation;
               (iii) There is a sale or disposition of all or substantially all of XStream’s assets, or consummation of any transaction or series of transactions having a similar effect, unless at least fifty (50%) percent of the combined voting power of the voting securities of the acquiring entity is held by persons who held the option securities of XStream immediately prior to such transaction or series of transactions;
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               (iv) There is a dissolution or liquidation of XStream, unless after such liquidation or dissolution all or substantially all of the assets of XStream are held in an entity at least fifty (50%) percent of the combined voting power of the voting securities of which is held by persons who held the voting securities of XStream immediately prior to such liquidation or dissolution; and/or
               (v) Any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing occurrences.
          H. Release. XStream may condition the payments required pursuant to Section 7(F) upon delivery by Consultant of a signed mutual release of known and unknown claims related to Consultant’s services with XStream.
     8. Nonsolicitation and Noncompetition.
          A. Nonsolicitation. Consultant shall not, at any time during the term of this Agreement, and for twelve (12) months after the effective date of the expiration or termination of the term of this Agreement, directly or indirectly, contact or proposition, or otherwise attempt to induce, nor accept the initiative of a third party in such regard, alone or by combining or conspiring with a third party, any employees, agents, consultants, representatives, contractors, vendors, suppliers, distributors, manufacturers, clients, customers or other business contacts of XStream to terminate or modify their relationship with, or compete against, XStream.
          B. Noncompetition. Consultant shall not, at any time during the term of this Agreement, and for twelve (12) months after the effective date of the expiration or termination of the term of this Agreement, directly or indirectly, personally or as an owner, officer, director, partner, employee, member, agent, consultant, representative, independent contractor, or in any other capacity whatsoever of any corporation or other commercial entity, own, manage, operate, control or conduct any business or enterprise, or any other business in direct or indirect competition with XStream or its affiliates and subsidiaries (“Competitive Business”). Any Competitive Business conducted through Internet, wireless or other similar telecommunication media that is viewable or usable anywhere within the world is prohibited pursuant to this Agreement.
     9. Confidentiality.
          A. The Confidential Information. During the term of this Agreement, Consultant may have access to, be trusted or become acquainted with, and/or may acquire, knowledge and/or possession or control of various confidential, trade secret and/or proprietary information of XStream and/or its clients and customers, including, without limitation, trade secrets, know-how, inventions (whether or not patentable), computer programs, techniques, processes, ideas, schematics, testing procedures, internal documentation, design and function specifications, product requirements, problem reports, analysis and performance information, client and customer lists, lead sheets and other technical, business, product, marketing and financial information, plans and data (collectively, the “Confidential Information”).
          B. Exclusions from the Confidential Information. The Confidential Information shall not include information that: (i) becomes public without breach of this Agreement by Consultant; (ii) was received by Consultant from a third party not under any obligation of confidentiality to XStream; or (iii) is required to be disclosed by Consultant by law
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or a final order of a court or other governmental agency or authority of competent jurisdiction; provided, however, reasonable notice prior to any such disclosure shall be given to XStream to allow sufficient time to obtain injunctive relief, protective order or similar remedy.
          C. Non-disclosure of the Confidential Information. At all times from the date of this Agreement, Consultant shall: (i) not use or disclose (except as expressly authorized by this Agreement) the Confidential Information without the prior written consent of XStream; (ii) take all reasonable measures to maintain the Confidential Information in confidence; (iii) disclose the Confidential Information only to those who (a) have a confidentiality obligation in writing with XStream and (b) are necessary for Consultant to perform Consultant’s duties pursuant to this Agreement; and (iv) promptly report to XStream any violation of the foregoing.
          D. Consultant’s Acknowledgements. Consultant acknowledges and agrees that the Confidential Information, and all copies and manifestations of the same, are, and shall remain at all times, the exclusive property of XStream and/or its clients and customers. Consultant acknowledges and agrees that the Confidential Information is a special and unique asset of XStream and/or its clients and customers, created and/or obtained by XStream and/or its clients or customers at considerable time and/or expense, from which XStream and/or its clients and customers may or does derive independent economic value from the Confidential Information not being generally known to the public or third parties.
          E. Return of XStream Property. Consultant shall return, immediately upon XStream’s request, or the effective date of the termination of Consultant’s services with XStream: (i) all copies and manifestations of the Confidential Information that Consultant may have or has access to; (ii) all documents, other materials and equipment provided by XStream and/or its clients and customers; and (iii) all documents and materials that Consultant prepared during Consultant’s services with XStream (collectively, the “XStream Property”). Consultant acknowledges and agrees that the XStream Property is, and shall remain at all times, the exclusive property of XStream.
     10. Works-Made-for-Hire.
          A. Results Deemed Works-Made-for-Hire. Excluding any RU Work, the results of Consultant’s services pursuant to this Agreement, including, without limitation, any works of authorship resulting from the performance of Consultant’s duties during Consultant’s services with XStream and any works in progress (collectively, “Results”), shall be deemed works-made-for-hire for the benefit of XStream. XStream shall be deemed the sole owner throughout the universe of any and all such Results, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner XStream, in its sole and absolute discretion, determines, without any further payment to Consultant whatsoever.
Consultant is an employee of Rutgers and his first obligation is to Rutgers. As such, 1) any conflict of schedule will provide Rutgers priority and 2) any work made at Rutgers, funded by Rutgers, proprietary information that should be or is disclosed to Rutgers as per Rutgers policies, or work that is sponsored by a third party to Rutgers (“RU Work”) will be outside the scope of this Agreement and title to such work shall remain with Rutgers.
          B. Assignment and Waiver. Excluding any RU Work, if, for any reason, any of such Results shall not be legally deemed a work-made-for-hire, and/or there are any
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rights which do not accrue to XStream pursuant to this Section, then Consultant hereby irrevocably assigns and agrees to assign to XStream any and all of Consultant’s right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, and XStream shall have the right to use the same in perpetuity throughout the universe in any manner it determines, in its sole discretion, without any further payment to Consultant whatsoever. To the extent Consultant has any rights in the Results that cannot be assigned in the manner described above, Consultant hereby unconditionally and irrevocably waives the enforcement of such rights. This Section is subject to, and shall not be deemed to limit, restrict or constitute any waiver by XStream of, any rights of ownership to which XStream may be entitled by operation of law.
          C. Further Assurances. Consultant shall, from time to time, as may be requested by XStream, do any and all things which XStream may deem useful, necessary or desirable to establish or document XStream’s exclusive ownership of any and all rights in any Results, including, without limitation, the execution of appropriate invention, copyright, trademark, and/or patent applications or assignments.
     11. Non-Disparagement. Consultant shall not, in any communications in any media, criticize, ridicule or make any statement which disparages or is derogatory of XStream, XStream’s products or services, or any of XStream’s present, former or future shareholders, officers, directors, employees, affiliates and/or subsidiaries.
     12. Equitable Relief. XStream has entered into this Agreement in order to obtain the benefit of Consultant’s unique skills, talent, and experience. The parties enter into this Agreement with the understanding that the provisions of Sections 1(A), 8, 9, 10 and 11 are material terms of this Agreement, and that the Base Fee to be paid to Consultant pursuant to this Agreement has been based in part on the value to XStream of those Sections. Consultant acknowledges and agrees that any breach or threatened breach of Section 1(A), 8, 9, 10 and 11 will result in irreparable damage to XStream and, accordingly, XStream may obtain injunctive relief, a decree of specific performance and/or any other equitable relief for any breach or threatened breach of Sections 1(A), 8, 9, 10 and 11, in addition to any other remedies available to XStream, without being required to show any actual damage, or to post an injunction bond.
     13. Reasonableness of Restrictions. The parties agree that the restrictions and remedies contained in Section 8, 9, 10, 11 and 12 are reasonable, recognizing the competitive nature of the business of XStream, the nationwide and worldwide scope of similar businesses, the specialized expertise and knowledge Consultant possesses, the unique and extraordinary nature of Consultant’s services, and the importance to XStream of the Confidential Information to which Consultant may be exposed during Consultant’s services with XStream. In addition, Consultant hereby acknowledges and agrees that the faithful observance by Consultant of the covenants contained in this Agreement will not cause Consultant any undo hardship, financial or otherwise, and that the enforcement of each of the covenants contained in Sections 1(A), 8, 9, 10 and 11 will not impair Consultant’s ability to obtain services. Therefore, it is Consultant’s intention and the intention of XStream that the restrictions and remedies contained in Sections 1(A), 8, 9, 10, 11 and 12 shall be enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or geographical area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable. The period of time during which
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Consultant is prohibited from engaging in certain activities pursuant to this Agreement shall be extended by the length of time during which Consultant is in breach of the terms of any provision of this Agreement.
     14. Indemnification.
          A. Indemnification of Consultant. XStream agrees that if Consultant is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Consultant is or was a director, officer or employee of XStream or is or was serving at the request of XStream as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Consultant’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Consultant shall be indemnified and held harmless by XStream to the fullest extent legally permitted or authorized by XStream’s Articles of Incorporation, Bylaws or resolutions of the Board or, if greater, by the laws of the State of Florida, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Consultant in connection therewith, and such indemnification shall continue as to Consultant even if Consultant has ceased to be a director, member, employee or agent of XStream or other entity and shall inure to the benefit of Consultant’s heirs, executors and administrators.
          B. Advancement of Costs. XStream shall advance to the Consultant all reasonable costs and expenses incurred by Consultant in connection with a Proceeding within twenty (20) days after receipt by XStream of a written request for such advance. Such request shall include an undertaking by Consultant to repay the amount of such advance if it shall ultimately be determined that Consultant is not entitled to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent Consultant is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction for the repayment.
          C. No Presumption of Standard of Conduct. Neither the failure of XStream (including the Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by Consultant under Section 14(B) above that indemnification of Consultant is proper because he has met the applicable standard of conduct, nor a determination by XStream (including the Board, independent legal counsel or stockholders) that Consultant has not met such applicable standard of conduct, shall create a presumption in any judicial proceeding that Consultant has not met the applicable standard of conduct.
          D. Liability Insurance. XStream shall maintain a liability insurance policy covering Consultant in an amount of no less than $5 million.
     15. Survival. Consultant’s obligations under Sections 1(A), 8, 9, 10, 11, 14 and 16 shall remain in full force and effect for the entire period provided in such Sections, notwithstanding the expiration or termination of Consultant’s services with XStream.
     16. Miscellaneous.
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          A. Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by both XStream and Consultant and making specific reference to this Agreement.
          B. Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of XStream and Consultant and their respective successors, heirs (in the case of Consultant) and assigns. Rights or obligations of XStream pursuant to this Agreement may be assigned or transferred by XStream pursuant to a merger or consolidation in which XStream is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of XStream, provided that the assignee or transferee is the successor to all or substantially all of the assets of XStream and such assignee or transferee assumes the liabilities, obligations and duties of XStream, as contained in this Agreement, either contractually or as a matter of law. XStream further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of XStream hereunder. No rights or obligations of Consultant under this Agreement may be assigned or transferred by Consultant other than his rights to compensation and benefits, which may be transferred only by will or operation of law.
          C. Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.
          D. Severability. If any part of this Agreement or any other Agreement entered into pursuant to this Agreement is contrary to, prohibited by, or deemed invalid under, applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalidated thereby and shall be given full force and effect so far as possible.
          E. Waivers. The failure or delay of any party at any time to require performance by the other party of any provision of this Agreement shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.
          F. Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the party giving such notice) hand delivered by messenger or courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:
If to Consultant:
William E. Mayo
35 Hutchinson Road
Allentown, NJ 08501
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XStream Systems, Inc.

Telefax: (609) 758-5708

If to XStream:	With a Copy to:

XStream Systems Inc.	Gunster, Yoakley & Stewart P.A.
2046 Treasure Coast Plaza #324	777 South Flagler Drive, Suite 500 East
Vero Beach, FL 32960	West Palm Beach, FL 33401
Telefax: (772) 231-8738	Telefax: (561) 655-5677
Attention: CEO	Attention: David G. Bates, Esquire
or to such other address as any party may designate by notice complying with the terms of this Section. Each such communication shall be deemed delivered (i) on the date delivered if hand delivered; (ii) on the date of transmission with confirmed answer back if by electronic transmission; and (iii) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.
          G. Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida, without regard to principles of conflicts of law.
          H. Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Indian River County, Florida. Any civil action or legal proceeding arising out of or relating pursuant to this Agreement shall be brought in the courts of record of the State of Florida in Indian River County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such party by mail or in such other manner as may be provided under applicable laws, rules of procedure or local rules.
          I. Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees, court costs and all reasonable expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.
          J. Headings for Reference Only. The headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.
          K. Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL, OR HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, WITH RESPECT TO THIS AGREEMENT.
          L. Construction. This Agreement is a negotiated document and shall not be construed more strongly against any party regardless of who is responsible for its preparation.
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          M. Agreement May Be Signed in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding on a party so confirming.
          N. Entire Agreement. This Agreement represents the entire understanding and agreement between the parties with respect to its subject matter, and supersedes all other negotiations, understandings and representations (if any) made by and between the parties.
     XStream and Consultant have each executed this Agreement as of the day and year first above written.

XStream:

XStream Systems, Inc.

/s/ Brian T. Mayo

Print Name: Brian T. Mayo
Title: President

Date:	11/7/05

Consultant:

/s/ William E. Mayo

Print Name: William E. Mayo

Date:	11/3/05

Consultant’s Agreement 11/3/2005
Company Confidential